Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	June 22, 2007
Company:	Central Federal Corporation
2923 Smith Road
Fairlawn, Ohio 44333
Contact:	Mark S. Allio
Chairman, President and CEO
Phone:	330.576.1334	Fax:	330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM AND QUARTERLY DIVIDEND
Fairlawn, Ohio — June 22, 2007 — Central Federal Corporation (NASDAQ: CFBK) announced a stock repurchase program to buy back up to 400,000 shares of the Company’s common stock beginning June 26, 2007. The Company believes that the repurchase of its shares represents an attractive investment opportunity that will benefit the Company and its stockholders. The board approved this repurchase program based on current market and economic factors, alternate investment strategies and the strong capital position of the Company and its subsidiary, CFBank. The repurchased shares will become treasury shares available for general corporate purposes.
The Company also announced today that the Board of Directors declared a cash dividend of 9 cents per share on its common stock to be paid on July 13, 2007 to stockholders of record on July 2, 2007.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio. Additional information about mortgage loans, home equity loans, commercial loans and other services is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.